EXHIBIT 11

                          HEALTH RISK MANAGEMENT, INC.
                     COMPUTATION OF EARNINGS PER SHARE (EPS)
                                   (Unaudited)


                                             Primary EPS            Fully Diluted EPS
                                       -----------------------   -----------------------
                                              Three Months              Three Months
                                                  Ended                   Ended
                                              September 30,            September 30,
                                       -----------------------   -----------------------
                                           1996        1995         1996         1995
                                       ----------   ----------   ----------   ----------

Earnings (in thousands):
   Earnings for period indicated       $      438   $      529   $      438   $      529
                                       ==========   ==========   ==========   ==========

Number of Shares:
   Weighted average number of shares
   of common stock outstanding          4,183,112    4,029,699    4,183,112    4,029,699

   Weighted average number of shares
   of common stock equivalents            172,498      110,320      229,593      110,711
                                       ----------   ----------   ----------   ----------

   Number of shares included in per
   share computation for the period
   indicated                            4,355,610    4,140,019    4,412,705    4,140,410
                                       ==========   ==========   ==========   ==========

Net earnings  per share                $      .10   $      .13   $      .10   $      .13
                                       ==========   ==========   ==========   ==========



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